Filed Pursuant to Rule 433
Registration Statement No. 333-159922

BMW FS SECURITIES LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW FS SECURITIES LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW FS SECURITIES LLC, THE ISSUING ENTITY AND THIS OFFERING.  YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW FS SECURITIES LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-294-1322.

Free-Writing Prospectus, dated September 12, 2011

BMW Vehicle Owner Trust 2011-A
Issuing Entity

BMW FS Securities LLC
Depositor

BMW Financial Services NA, LLC
Sponsor, Originator, Seller, Servicer and Administrator

$1,000,000,000 ASSET BACKED NOTES

The depositor has prepared a preliminary prospectus supplement dated September 12, 2011 and prospectus dated September 12, 2011, which describe the notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “NRSRO’s”, listed below.

	Moody’s Investors Service, Inc.	Fitch, Inc.
Class A-1 Notes	P-1 (sf)	F1+sf
Class A-2 Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class A-4 Notes	Aaa (sf)	AAAsf

The ratings of the notes address the likelihood of the payment of principal of and interest on the notes pursuant to their terms.  Each NRSRO rating the notes will monitor the ratings using its normal surveillance procedures.  Any NRSRO may change or withdraw an assigned rating at any time.  Any rating action taken by one NRSRO may not necessarily be taken by the other NRSRO.

It is a condition to the issuance of the notes that, on the closing date, each class of the notes receive at least the ratings listed above.  A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning NRSRO.

None of the sponsor, originator, seller, depositor, servicer, administrator, indenture trustee, owner trustee or any of their affiliates will be required to monitor any changes to the ratings on these notes.

Joint Bookrunners
BofA Merrill Lynch	RBC Capital Markets

Co-Managers
Barclays Capital	Credit Agricole Securities	Credit Suisse